Exhibit 99.3
BETTER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Better,” the “Company,” “we,” “us,” “our” and other similar terms refer to Better Holdco, Inc., a Delaware corporation, and its subsidiaries prior to the Business Combination and to Better Home & Finance Holding Company and its consolidated subsidiaries after giving effect to the Business Combination. Capitalized terms used but not defined herein have the meaning given in the Current Report on Form 8-K to which this exhibit is attached (the “Report”).
The following discussion and analysis of our financial condition and results of operations should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and our unaudited condensed interim consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022, in each case, together with related notes thereto. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” in the Proxy Statement/Prospectus. See “Cautionary Statement Regarding Forward-Looking Statements” in the Report. Certain amounts may not foot due to rounding.
Our Business
We are building a next-generation platform that we believe can revolutionize the world’s largest, oldest and most tangible asset class, the home. Our holistic solution and marketplace model, enabled by our proprietary technology, allows us to take one of our customers’ largest and most complex financial journeys—the process of owning a home—and transform it into a more simple, transparent and ultimately affordable process. Our goal is to do our part in lowering the hurdles to homeownership by offering the lowest prices and the best experience to our customers.
We are a technology-driven organization. We are seeking to disrupt a business model that has traditionally been centered around commissioned intermediaries by introducing a commission-free model that leverages our proprietary platform, Tinman, to enhance the automation of the home finance process. Through this process, we aim to reduce the cost to produce a loan and in the future to create a platform with all homeownership products embedded into a highly automated, single flow, allowing us to pass along savings to our customers.
We generate substantially all of our mortgage platform revenue by selling our Home Finance mortgage loans and related Mortgage Servicing Rights (“MSRs”) to our loan purchaser network, recognizing revenue for each transaction. We also generate revenue through our Better Plus marketplace of non-mortgage, homeownership products. Better Plus includes Better Real Estate (real estate agent services and our Better Cash Offer product), Better Settlement Services (title insurance and settlement services), and Better Cover (homeowners insurance).
Generally, we have historically sold substantially all of our loans and related MSRs shortly after closing, which reduces our balance sheet risk and capital requirements. For the six months ended June 30, 2023, 96% of our Total Loans were eligible for purchase by government-sponsored enterprises (“GSEs”), providing access to liquidity for our loans through market cycles. For the remaining loans, which are not GSE eligible, we typically enter into sale agreements with purchasers prior to lock in order to mitigate our balance sheet and capital risk. As of June 30, 2023, we had approximately $0.8 billion in mortgage funding capacity through our warehouse facilities.
We are focused on improving our platform and plan to continue making investments to build our business and prepare for future growth. We believe that our success will depend on many factors, including our ability to drive customers to our platform, and convert them once they come to us, through both our direct-to-consumer (“D2C”) channel and our partner relationship (“B2B”) channel, achieve leverage on our operational expenses, execute on our strategy to fund more purchase loans and diversify our revenue by expanding and enhancing our Better Plus offerings. We plan to continue to invest in technology to improve customer experience and further drive down labor costs through automation, making our platform more efficient and scalable.

For the six months ended June 30, 2023, our Funded Loan Volume was $1.7 billion compared to $9.7 billion in the six months ended June 30, 2022. Our revenue was $51.1 million (including Better Cash Offer revenue of $0.3 million) in the six months ended June 30, 2023 compared to $347.8 million (including Better Cash Offer revenue of $216.4 million, representing gross purchase price of homes purchased under the program) in the six months ended June 30, 2022. Our net loss was $135.4 million in the six months ended June 30, 2023, compared to net loss of $399.3 million in the six months ended June 30, 2022. The mortgage market experiences significant fluctuations and refinance loans are particularly exposed to changing interest rate and macroeconomic environments. As interest rates rise, refinancing volumes generally decrease as fewer consumers are incentivized to refinance their loans, which has adversely affected our revenues and Funded Loan Volume. With regard to our purchase mortgage loan business, higher interest rates have also reduced demand for homeownership loans as homeownership becomes more expensive and existing homeowners may find moving less attractive or affordable.
The Business Combination
On August 22, 2023, Better consummated the business combination contemplated by the Agreement and Plan of Merger, dated as of May 10, 2021, as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as amended, the “Merger Agreement”) by and among Aurora Acquisition Corp., prior to the business combination, a Cayman Islands exempted company with limited liability (“Aurora”) and Aurora Merger Sub I, Inc. a Delaware corporation and wholly owned subsidiary of Aurora (“Merger Sub”). We refer to these transactions as the “Business Combination.”
Upon consummation of the Business Combination, Better became the predecessor of the combined business, and Better Home & Finance, as the parent company of the combined business, continued as the SEC registrant, meaning that Better’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The First Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse recapitalization treatment (with respect to Aurora).
As a consequence of the Business Combination, Better became the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur significant additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including the creation of an internal audit function, and other fees.
Our Business Model
We generate revenue through the production and sale of loans and other product offerings through our platform. The revenue and mix of revenue as a percentage of total revenue attributable to our sale of loan production (Mortgage platform revenue, net) and Better Plus (Cash offer program revenue and Other platform revenue) for the six months ended June 30, 2023 and 2022 is as follows:

	Six Months Ended June 30,
	2023		2022
(Amounts in thousands, except percentage amounts)	Amounts	Percentages	Amounts	Percentages
Revenues - Sale of loan production
Mortgage platform revenue, net	$40,720	80%	$95,499	27%
Revenues - Better Plus & net interest income (expense)
Cash offer program revenue	304	1%	216,357	62%
Other platform revenue	8,022	16%	29,935	9%
Net interest income (expense)	2,074	4%	6,004	2%
Total net revenues	$51,120		$347,795

As the table indicates, revenue from our loan production and Better Plus businesses has decreased substantially from the second quarter of 2022 to the second quarter of 2023. Our total net revenues for the six months ended June 30, 2023 decreased by 85% compared to the six months ended June 30, 2022. Our total net revenues excluding the Better Cash Offer program revenue for the six months ended June 30, 2023 decreased by 61% compared to the six months ended June 30, 2022.
Revenue from the Better Cash Offer program includes the purchase price of homes paid to us by customers using our Better Cash Offer program, while expenses from the Better Cash Offer program are comprised of the purchase price of the home, which in nearly all cases is the same as the purchase price paid by the customer to Better that is recognized as revenue.
Home Finance Mortgage Platform Revenue Model
We produce a wide selection of mortgage loans and leverage our platform to quickly sell these loans and related MSRs to our loan purchaser network. We source our customers through two channels: our D2C channel and our B2B channel. Through our D2C channel, we generate mortgage platform revenue by selling loans and MSRs to our loan purchaser network, recognizing D2C revenue per loan. Through our B2B channel, we generate revenue from integrated relationships (in which our technology platform and team members power the end-to-end home finance experience on behalf of a third-party lender, through an integrated, co-branded customer experience) and advertising relationships (in which we drive customers to the Better-branded platform through advertising on a third party’s platform and offering incentives and discounts to those consumers). Through our advertising relationships, we generate mortgage platform revenue the same way we do in our D2C channel, by selling loans to our loan purchaser network. Through our integrated relationships, we generate a fixed fee per loan originated, which we recognize as revenue upon the funding of the loan by the partner. We may also purchase certain of the loans from our integrated relationship partner which we may subsequently sell to our loan purchaser network at our discretion. For loans subsequently sold to our loan purchaser network, the partner receives a portion of the sale proceeds. Although we aim to expand our B2B channel, as of June 30, 2023, our relationships are primarily comprised of our integrated relationship with Ally Bank (which is our only current integrated relationship) and our B2B customer acquisition channel advertising relationships, including our advertising relationship with American Express.
In certain periods, the six months ended June 30, 2022 as an example, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a net loss on sale of loans and loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. As a result, we generated positive total mortgage platform revenue, in the six months ended June 30, 2022. We define Gain on Sale Margin as mortgage platform revenue, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume, which for 2022 and prior years was positive. The table below presents a summary view of the components of total mortgage platform revenue. For the six months ended June 30, 2023, the $40.7 million in total mortgage platform revenue was comprised of $29.6 million revenue from net gain on sale of loans, $6.7 million revenue from integrated relationships, and $4.4 million revenue from changes in fair value interest rate lock commitments and forward sale commitments. For the six months ended June 30, 2022, the $95.5 million in total mortgage platform revenue was comprised of $49.0 million net loss on sale of loans, $10.8 million loss from integrated relationships, and $155.3 million gain from changes in fair value interest rate lock commitments and forward sale commitments.
Mortgage platform revenue, net consisted of the following:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Net gain (loss) on sale of loans	$29,569	$(48,980)
Integrated partnership revenue (loss)	6,730	(10,791)
Changes in fair value of IRLCs and forward sale commitments	4,421	155,270
Total mortgage platform revenue, net	$40,720	$95,499

Home Finance Funding Sources
In our normal course of business, we fund substantially all of our Funded Loan Volume on a short-term basis primarily through our warehouse lines of credit. Our borrowings are repaid with the proceeds we receive from the sale of our loans to our loan purchaser network, which includes GSEs. We had $0.8 billion and $1.5 billion of available capacity under our warehouse facilities as of June 30, 2023 and December 31, 2022, respectively, which represents a decrease of 47% in available capacity as of June 30, 2023 compared to December 31, 2022. Average days loans held for sale, other than Company-funded LHFS, for the six months ended June 30, 2023 and 2022 were approximately 23 and 20 days, respectively. This is defined as the average days between funding and when the loan is sold to a loan purchaser. If a loan was subsequently required to be repurchased or if a loan is unable to be sold and is still on the our balance sheet this is not reflected in this metric.
Better Plus Revenue Model
Better Plus revenue consists of revenue from non-mortgage product offerings including real estate agent services and Better Cash Offer products (Better Real Estate), title insurance and settlement services (Better Settlement Services), and homeowners insurance (Better Cover).
Through Better Settlement Services, we offer title insurance primarily as an agent and work with third-party providers that fulfill and underwrite the title insurance policies. Alongside our partners, we offer settlement services during the mortgage transaction, which include title policy preparation, title search, wire services, document preparation, and other mortgage settlement services. For the six months ended June 30, 2023 and 2022, we recognized revenue of $31.4 thousand and $6.8 million from title insurance, respectively. For the six months ended June 30, 2023 and 2022, we recognized revenue of $13.0 thousand and $4.1 million from settlement services, respectively.
Through Better Real Estate we offer real estate services through our national network of real estate agents (primarily third-party partner real estate agents), which is currently licensed in 27 states and the District of Columbia. Our technology matches prospective buyers with local agents, who help them identify houses, see houses, and navigate the purchase process. In addition to real estate services offered through our network of third-party partner real estate agents, Better historically has offered real estate services through in-house, Better-employed real estate agents. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services. We hired the first agent in May 2020, reached 470 agents as of December 31, 2021 and have since scaled down our in-house agent headcount to approximately 80 agents as of December 31, 2022 and to less than five agents as of June 8, 2023. We believe that offering real estate services through our network of third-party partner agents better aligns our costs with transaction volumes, particularly in market environments with decreased mortgage volumes, since our mortgage business serves as the primary lead source for Better Real Estate. In the partner agent model, we refer customers to a network of external agents that assist them with searching for a home for which we receive a cooperative brokerage fee. For the six months ended June 30, 2023 and 2022, we recognized revenue from Better Real Estate of $5.6 million and $16.8 million, respectively.
Through Better Cover we offer customers access to a range of homeowners insurance policy options through our digital marketplace of third-party insurance partners. We act as an agent to insurance carriers and receive an agency fee from the insurance carriers for policies sold and renewed. Revenue from Better Cover was immaterial for the six months ended June 30, 2023 and 2022.

In the fourth quarter of 2021, we began to offer the Better Cash Offer program that enables a prospective buyer to find a home, obtain pre-approval with the completion of initial mortgage due diligence, and make an all-cash offer, without a financing contingency. We believe the Better Cash Offer program attracts customers to our mortgage lending services and our Better Plus services by providing customers with a differentiated home purchase offering. Customers using our Better Cash Offer program may be viewed as more competitive by sellers because they are able to submit a cash bid and waive the financing contingency, enabling buyers to sell an existing home and close on their new home simultaneously. Revenue from the Better Cash Offer program includes the purchase price of homes paid to us by customers using our Better Cash Offer program, as well as any fee or rental revenue paid to us by customers using our Better Cash Offer program. Expenses from the Better Cash Offer program are comprised of the purchase price of the home, which in nearly all cases is the same as the purchase price paid by the customer to Better that is recognized as revenue. For the six months ended June 30, 2023 and 2022, we recognized revenue from the Better Cash Offer program in the amount of $303.8 thousand and $216.4 million, respectively.
Our Better Plus revenue decreased 97% in the six months ended June 30, 2023 compared to the six months ended June 30, 2022, decreasing to $8.3 million in the six months ended June 30, 2023 (of which $0.3 million was revenue from the Better Cash Offer program), from $246.3 million in the comparable period in 2022 (of which $216.4 million was revenue from the Better Cash Offer program). In the six months ended June 30, 2023 and 2022, Better Plus revenue comprised approximately 16% and 71% of our total net revenue, respectively. While Better maintains the functionality and would be able to serve inbound demand, we are not actively seeking Better Cash Offer customers.
Factors Affecting Our Performance
Fluctuations in Interest Rates
Changes in interest rates influence mortgage loan refinancing volumes and, to a lesser degree, our mortgage loan home purchase volumes, balance sheet and results of operations. In a decreasing interest rate environment, mortgage loan refinance volumes typically increase. Conversely, in an increasing interest rate environment, mortgage loan refinancing volumes and home purchase volumes typically decline, with mortgage loan refinancing volumes being particularly sensitive to increasing interest rates as customers are no longer incentivized to refinance their current mortgage loans at lower interest rates. However, increasing interest rates are also indicative of overall economic growth and inflation that could generate demand for more cash-out refinancings, purchase mortgage loan transactions and home equity loans, which may partially offset the decline in rate and term refinancings resulting from a rising interest rate environment.
In addition, the majority of our assets are subject to interest rate risk, including (i) loans held for sale (“LHFS”), which consist of mortgage loans held on our consolidated balance sheet for a short period of time after origination until we are able to sell them; (ii) interest rate lock commitments (“IRLCs”); (iii) MSRs, which may be held on our consolidated balance sheet for a period of time after origination until we are able to sell them; and (iv) forward sales contracts that we enter into to manage interest rate risk created by IRLCs and uncommitted LHFS. As interest rates increase, (i) our LHFS and IRLCs generally decrease in value, (ii) the corresponding hedging arrangements that hedge against interest rate risk typically increase in value and (iii) the value of our MSRs (to the extent retained) tend to increase due to a decline in mortgage loan prepayments. Conversely, as interest rates decline, (i) our LHFS and IRLCs generally increase in value, (ii) our hedging arrangements decrease in value and (iii) the value of our MSRs tend to decrease due to borrowers refinancing their mortgage loans. In order to mitigate direct exposure to interest rate risk between the time at which a borrower locks a loan and the sale of the loan into our purchaser network, we enter into IRLCs and other hedging agreements.
For many years, including in particular the year ended December 31, 2020 and the first quarter of 2021, there was a prolonged period of historically low and declining interest rates. Beginning in April 2021, the U.S. began experiencing a significant rise in interest rates, which increased for a variety of reasons, including inflation concerns, increases to the federal funds rate and other monetary policy tightening, market capacity constraints and other factors, which continued in 2022 and 2023. Accordingly, including as a result of our focus on growing our market share of Funded Loan Volume combined with a decrease in overall funding activities in the mortgage market generally, we experienced a substantial decline in Funded Loan Volume together with sizable compression in our

Gain on Sale Margin in 2022 relative to the levels in the first half of 2021, with our Funded Loan Volume declining to $11.4 billion in the year ended December 31, 2022 from $58.0 billion in the year ended December 31, 2021 and $1.7 billion for the six months ended June 30, 2023 compared to $9.7 billion in the six months ended June 30, 2022, and our Gain on Sale Margin declining to 0.93% for the year ended December 31, 2022 from 1.88% in the year ended December 31, 2021, and a Gain on Sale Margin of 2.34% for the quarter ended June 30, 2023 compared to 0.99% in the quarter ended June 30, 2022, due in part to continued competitiveness among lenders given declining consumer demand resulting in an industry-wide mortgage supply-demand imbalance, offset by market volatility which positively impacted our Gain on Sale Margin in the six months ended June 30, 2023 compared to the six months ended June 30, 2022. We expect that our results will continue to fluctuate based on a variety of factors, including interest rates, and that as we continue to seek to increase our business and our Funded Loan Volume, we may continue to incur net losses in the future.
Market and Economic Environment
According to the Federal Reserve, residential mortgages represent the largest segment of the broader United States consumer finance market. U.S. single-family mortgage origination volume was approximately $2.4 trillion in 2022 and is expected to be approximately $1.7 trillion in 2023 according to the Fannie Mae May 2023 Housing Forecast. According to the Mortgage Bankers Association, there was approximately $13.3 trillion of residential mortgage debt outstanding in the U.S. as of December 31, 2022 and this is forecasted to increase to $13.7 trillion by the end of 2023.
The consumer lending market and the associated loan origination volumes for mortgage loans are influenced by general economic conditions, including the interest rate environment, unemployment rates, home price appreciation and consumer confidence. Purchase mortgage loan origination volumes are generally affected by a broad range of economic factors, including interest rate fluctuations, the overall strength of the economy, unemployment rates and home prices, as well as seasonality, as home sales typically rise in the second and third quarters. However, in 2022, such housing market seasonality was outweighed by increases in interest rates and continued constrained housing supply. We continue to see diminished impact of seasonality on our business as a result of these and other factors, as indicated by the reduction in overall industry volume in the second, third, and fourth quarters of 2021and 2022 as compared to the first quarter of 2021and 2022.
Mortgage loan refinancing volumes are primarily driven by fluctuations in mortgage loan interest rates. While borrower demand for consumer credit has typically remained strong in most economic environments, potential borrowers could defer seeking financing during periods with elevated or unstable interest rates or poor economic conditions. As a result, our revenues vary significantly from quarter to quarter, and recent increases to interest rates and inflationary macroeconomic conditions significantly affect our financial performance.
Constrained Home Supply Ultimately Drives Further Construction and Purchase Volume
The supply of homes available for purchase and the market prices for homes on offer are significant drivers of purchase mortgage volume. We believe that constrained home supply, including as a result of factors arising from the COVID-19 pandemic, has contributed to constrained new home sales and purchase mortgage volume. Concurrently, constrained home supply, including as a result of interest rate fluctuations discussed below, and substantial demand has led to higher home prices, which in turn slows both growth of new home sales and purchase mortgage volume. In the longer term, however, we believe that such imbalances of supply and demand could drive greater homebuilding to bring additional home supply into the market and create additional purchase mortgage volume going forward.
Continued Growth and Acceptance of Digital Loan Solutions
Our ability to attract new customers depends, in large part, on our ability to provide a seamless and superior customer experience, maintain competitive pricing and meet and exceed the expectations of our customers. Consumers are increasingly willing to execute large and complex purchases through digital platforms. We believe this trend will also impact consumer preferences in loans, particularly as homeownership rates among Millennials and Generation Z rise. Our platform provides a seamless, convenient customer experience that provides us with a significant competitive advantage over legacy platforms.

We also believe legacy financial institutions, real estate brokers, insurance companies, title companies and others in the homeownership ecosystem are increasingly looking for third-party technology solutions that will allow them to compete with digital-native companies and provide their customers with a better experience less expensively than they can build themselves. As a result, we expect the demand for loan technology solutions will continue to grow and support our ecosystem growth across B2B partners, market participants and loan purchaser networks.
Expanding our Technological Innovation
Our proprietary technology is built to optimize our customers’ experiences, increase speed, decrease cost, and enhance loan production quality. Through our investment in proprietary technology, we are automating and streamlining tasks within the origination process for our consumers, employees and partners. Our customized user interfaces replace paper applications and human interaction, allowing our customers and partners to quickly and efficiently identify, price, apply for and execute mortgage loans. We expect to continue to invest in developing technology, tools and features that further automate the loan manufacturing process, reducing our manufacturing and customer acquisition costs and improving our customer experience.
Expanding Homeownership Product Offerings
We expect to continue to add new types of Home Finance mortgage loans and integrated Better Plus marketplace offerings to our platform over time, providing our customers with a one-stop shop for all of their homeownership needs. We have invested significantly and expect to continue to invest in our proprietary technology, which is designed to allow us to seamlessly add new offerings, partners and marketplace participants without incurring significant additional marketing and advertising and product development cost, which allows for lower costs for our customers.
Ability to Acquire New Customers and Scale Customer Acquisitions
Our ability to attract new customers and scale customer acquisitions depends, in large part, on our ability to continue to provide seamless and superior customer experiences and competitive pricing. We seek to reach new customers efficiently and at scale across demographics and to provide a high-touch personalized experience across digital interactions throughout the customer lifecycle.
To the extent that our traditional approach to customer acquisitions is not successful in achieving the levels of growth that we seek, including in particular in an environment of rising interest rates or constrained housing capacity, or that we do not remain near the top of lead aggregator sites, we may be required to devote additional financial resources and personnel to our sales and marketing efforts, which would increase the cost base for our services.

Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate plans and make strategic decisions. Our key business metrics enable us to monitor our ability to manage our business compared to the broader mortgage origination market, as well as monitor relative performance across key purchase and refinance verticals.

Key measures that we use in assessing our business include the following ($ in millions, except percentage data or as otherwise noted):

Key Business Metric	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Home Finance
Funded Loan Volume	$1,743	$9,680
Refinance Loan Volume	$131	$4,941
Purchase Loan Volume	$1,613	$4,739
D2C Loan Volume	$995	$6,135
B2B Loan Volume	$748	$3,545
Total Loans (number of loans)	4,768	25,241
Average Loan Amount ($ value, not millions)	$365,604	$383,510
Gain on Sale Margin	2.34%	0.99%
Total Market Share	0.2%	0.7%
Better Plus
Better Real Estate Transaction Volume	$348	$1,274
Insurance Coverage Written	$1,224	$4,653
Home Finance
Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding. Our Funded Loan Volume of $1.7 billion in the six months ended June 30, 2023 decreased by approximately 82% from $9.7 billion in the six months ended June 30, 2022.
The following table shows the percentage of our Funded Loan Volume represented by the states of California, Texas and Florida. No other state represented more than 6% of our Funded Loan Volume for the periods presented.

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
California	8%	16%
Texas	13%	11%
Florida	12%	10%
Refinance Loan Volume represents the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan at funding. Our Refinance Loan Volume of $0.1 billion in the six months ended June 30, 2023 decreased by approximately 97% from $4.9 billion in the six months ended June 30, 2022.
Purchase Loan Volume represents the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at funding. Our Purchase Loan Volume of $1.6 billion in the six months ended June 30, 2023 decreased by approximately 66% from $4.7 billion in the six months ended June 30, 2022.
D2C Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships. Our D2C Loan Volume of $1.0 billion in the six months ended June 30, 2023 decreased by approximately 84% from $6.1 billion in the six months ended June 30, 2022.
B2B Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated through one of our B2B partner relationships. Our B2B Loan Volume of $0.7 billion in the six months ended June 30, 2023 decreased by approximately 79% from $3.5 billion in the six months ended June 30, 2022.

Total Loans represents the total number of loans funded in a given period, including purchase loans and refinance loans. Our Total Loans of 4,768 in the six months ended June 30, 2023 decreased by approximately 81% from 25,241 in the six months ended June 30, 2022.
Average days loans held for sale for the six months ended June 30, 2023 and 2022, were approximately 23 and 17 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of each such reporting date, we had an immaterial amount of loans either 90 days past due or non-performing, as Better generally aims to sell loans shortly after production.
Average Loan Amount represents Total Funded Loan Volume divided by number of loans funded in a period. Our Average Loan Amount $365,604 in the six months ended June 30, 2023 decreased by approximately 5% from $383,510 in the six months ended June 30, 2022.
Gain on Sale Margin represents Mortgage platform revenue, net, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume. We do not manage our business to optimize for Gain on Sale specifically in respect of Purchase Loan offerings or Refinance Loan offerings and do not observe material differences in Gain on Sale between such products over time. Gain on Sale Margin increased to 2.34% for the six months ended June 30, 2023 from 0.99% for the six months ended June 30, 2022. During the six months ended June 30, 2023, we experienced an increase in Gain on Sale Margin compared to the six months ended June 30, 2022 resulting from market volatility which positively impacted our Mortgage platform revenue.
Total Market Share represents Funded Loan Volume in a period divided by total value of loans funded in the industry for the same period, as presented by Fannie Mae. Our Total Market Share of 0.2% during the six months ended June 30, 2023 declined by approximately 71.4% from 0.7% in the six months ended June 30, 2022. The mortgage market remains competitive among lenders, given the interest rate environment and we continue to focus on originating the most profitable business available to us. As a result, we have pulled back on our most unprofitable channels, resulting in further declines to market share.
Better Plus
Better Real Estate Transaction Volume represents the aggregate dollar amount of real estate volume transacted in a given period across both in-house agents and third-party network agents.
Insurance Coverage Written represents the aggregate dollar amount of insurance liability coverage provided to customers on behalf of insurance carrier partners across all insurance products on Better’s marketplace, specifically title and homeowners insurance offered through Better Settlement Services and Better Cover. This includes the value of the loan for lender’s title insurance and dwelling coverage for homeowners insurance.
Description of Certain Components of Our Financial Data
Components of Revenue
Our sources of revenue include mortgage platform revenue, net; other platform revenue; and net interest income (comprised of mortgage interest income and expense on warehouse lines of credit), net.
Home Finance (Mortgage Platform Revenue, Net)
Mortgage platform revenue, net, includes revenue generated from our mortgage production process. The components of mortgage platform revenue, net, are as follows:
i.Net gain (loss) on sale of loans—This represents the premium we receive in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS, which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain on sale (loss) of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs. We do not manage our business to optimize for Gain on Sale for either our Purchase Loan or Refinance Loan offerings specifically and do not observe material differences in Gain on Sale between such products over time.
ii.Integrated relationship revenue (loss)—Includes fees that we receive for originating loans on behalf of an integrated relationship partner, which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by us. Subsequent changes in the fair value of loans purchased by us are included as part of current period earnings. These loans may be sold in the secondary market at our discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward commitments hedging IRLCs and LHFS are measured based on quoted prices for similar assets.
Since our mortgage platform revenue is driven primarily by the number of funded loans and our net gain on sale from each Funded Loan, fluctuations in interest rates significantly affect our revenues. As described above, in an increasing interest rate environment, mortgage loan refinance volumes and home purchase volumes typically decline, with refinance volumes being particularly sensitive to increasing interest rates. Furthermore, fluctuations in interest rates that affect the price at which we are able to sell our mortgage loan production in the secondary market also could affect our revenues and may even result in significant losses. We mitigate our risk of loss associated with changes in interest rates by entering into forward sale commitments and IRLCs. As a result, our revenue from net gain on sale of loans may vary significantly from quarter to quarter.
Better Cash Offer Program
Our product offerings include the Better Cash Offer program where we work with a home buyer (the “Buyer”) to identify and purchase a home directly from a property Seller. We will then subsequently sell the home to the Buyer. The Buyer may lease the home from us while the Buyer and Better go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from us are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.
For arrangements under the Better Cash Offer program that do not involve a lease, upon closing on the sale of the home from the Seller to us, we hold legal title to the home. We are responsible for any obligations related to the home while we hold title and are the legal owner and as such we are considered the principal in the transaction. We hold in inventory any homes where the Buyer does not subsequently purchase from us as well as homes held while we are waiting to transfer the home to the Buyer.
We recognize revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in one to ninety days after the commencement of the transaction. We do not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in cash offer program revenue is revenue from transactions where we lease the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 as a sales-type lease. Revenue and expenses for sales-type leases under ASC 842 are recognized at the commencement of the lease. Revenue is recognized for the lease payments, which includes the sales price of the home and the related expenses include the cost of the home as well as transaction closing costs.

For each Cash Offer transaction, the vast majority of revenue is comprised of the purchase price of the home paid by the customer to Better, and the vast majority of expense is comprised of the purchase price of the home paid by Better to the seller, which in nearly all cases is the same as the purchase price of the home paid by the customer to Better that is recognized as revenue. Relative to the purchase price of the home, leasing and fee revenue is immaterial. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand.
Better Plus (Other Platform Revenue)
We generate other platform revenue through our Better Plus offerings, which includes Better Settlement Services (title insurance and settlement services), Better Real Estate (real estate agent services), and Better Cover (homeowners insurance).
Our other platform revenue primarily consists of Better Settlement Services (title insurance and settlement services). For title insurance, we generate revenues from agent fees on title policies written by third parties and sold to our customers in loan transactions. We recognize revenues from agent fees on title policies upon the completion of the performance obligation, which is when the loan transaction closes. As an agent, we do not control the ability to direct the fulfillment of the service, are not primarily responsible for fulfilling the performance of the service, and do not assume the risk in a claim against the policy.
For settlement services, we generate revenues from fees on services, such as policy preparation, title search, wire, and other services, required to close a loan, which are provided by third parties through our platform. We recognize revenues from fees on settlement services upon the completion of the performance obligation, which is when the loan transaction closes. For settlement services, we may use a third party to fulfill these services, but we are considered the principal in the transaction as we direct the fulfillment of the services and ultimately bear the risk of nonperformance. As we are considered the principal, revenues from settlement services are presented on a gross basis.
Our performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process and are recognized in revenue upon the closing of the loan transaction.
The remaining amount of other platform revenue consists of our Better Real Estate (real estate agent services) and Better Cover (homeowners insurance) offerings. For Better Real Estate, we generate revenues from fees related to real estate agent services, including cooperative brokerage fees from our network of third-party real estate agents, as well as brokerage fees earned when we provide our in-house real estate agents to assist our customers in the purchase or sale of a home. For Better Cover, we generate revenues from agent fees on homeowners insurance policies obtained by our customers through our marketplace of third-party insurance carriers.
Net Interest Income (Expense)
Net interest income (expense) includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Components of Our Operating Expenses
Our expenses consist of mortgage platform expenses, cash offer program expenses, other platform expenses, general and administrative expenses, marketing and advertising expenses, and technology and product development expenses.
Mortgage Platform Expenses
Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel-related expenses. Sales and operations personnel-related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation which is recognized over the requisite service period.
Our mortgage platform expenses are primarily driven by our origination volume, principally the headcount required to produce funded loans. We expect that mortgage platform expenses will grow if our origination volume grows and decline if our origination volume declines.
Cash Offer Program Expenses
Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer. For each Cash Offer transaction, the vast majority of expenses are comprised of the purchase price of the home paid by Better to the seller, which in nearly all cases, is the same as the purchase price paid by the customer to Better that is recognized as revenue. Relative to the purchase price of the home, closing costs and other maintenance costs are immaterial. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842. We expect cash offer program expenses to decrease in the immediate future as we have scaled back this offering starting in the second half of 2022.
Other Platform Expenses
Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period. We expect other platform expenses to increase if we grow our Better Plus products and services and decline if business from Better Plus products and services declines, as it did in the six months ended June 30, 2023. Other platform expense includes personnel expense associated with our in-house real estate agent business. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services.
General and Administrative Expenses
General and administrative expenses include personnel-related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are generally expensed as incurred, with the exception of stock-based compensation, which is recognized over the requisite service period. We expect general and administrative expenses to increase in absolute terms as a result of our transition to being a public company. However, we expect general and administrative expenses to change at a slower rate than the changes in origination volumes. As we have reduced headcount drastically in previous years and have continued headcount reductions in the first and second quarters of 2023, and expect to continue through 2023, we expect employee related costs to decrease as a smaller administrative function is needed to support an organization with a much lower headcount. We also expect our costs related to legal and professional services to increase with our transition to a public company along with supporting the different regulatory and legal matters we are subject to.
Marketing and Advertising Expenses
Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid marketing and personnel-related costs for brand teams. For customer acquisition expenses, we primarily generate loan origination leads through third-party financial service websites for which we incur “pay-per-click” expenses. A majority of our marketing expenses are incurred from leads that we purchase from these third-party financial service websites. Personnel-related expenses include compensation and related benefits, including stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing expenses are generally expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.

Although we are working towards increasing organic traffic and demand from B2B partners to drive a growing portion of our loan origination volume, we also expect that advertising expenses will continue to be important to drive loan origination volume and revenue growth, and therefore we expect that these expenses will increase if origination volume increases, and decrease if origination volume decreases. Marketing expenses may also vary based on the costs of leads that we purchase from digital lead aggregators, which we expect will increase in more challenging mortgage lending markets.
Technology and Product Development Expenses
Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to our technology platform and expenses related to vendors engaged in product management, design, development and testing of our websites and products. Employee compensation consists of stock-based compensation and benefits related to our technology team, product and creative team and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are generally expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period. We expect technology and product development expenses to increase if we choose to continue to develop our platform and add new features and functionalities, including additional homeownership products and services.
Stock-based Compensation
We measure and record the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and use the straight-line method to recognize stock-based compensation. For stock-based compensation with performance conditions, we record stock-based compensation expenses when it is deemed probable that the performance condition will be met. We use the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based compensation awards, including the option’s expected term and the price volatility of the underlying stock. We calculate the fair value of options granted using the following assumptions:
i.Expected volatility—We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
ii.Expected term—The expected term of our options represents the period that the stock-based awards are expected to be outstanding. We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
iii.Risk-free interest rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
iv.Dividend yield—We have not declared or paid dividends to date and do not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Forfeitures of stock options are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates.
We record compensation expenses related to stock options issued to non-employees, including consultants, based on the fair value of the stock options on the grant date over the service performance period as the stock options vest.

The decrease in stock-based compensation expense for the six months ended June 30, 2023 and 2022, was primarily driven by the overall reduction in headcount related to our restructuring initiatives. We expect stock-based compensation to decrease as any new grants would be at a lower common stock value to a smaller workforce.
Future Public Company Expenses
We expect our operating expenses to increase as a result of being a public company following completion of the Business Combination. We expect our expenses, including accounting, legal and personnel-related expenses and directors’ and officers’ insurance expenses, to increase as we establish more comprehensive compliance and governance functions, remediate any material weaknesses, significant deficiencies and deficiencies and maintain effective internal controls over financial reporting and prepare and distribute periodic reports as required by the rules and regulations of the SEC. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Results of Operations
The following table sets forth certain consolidated financial data for each of the periods indicated:

	Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2023	2022
Revenues:
Mortgage platform revenue, net(1)	40,720	95,499
Cash offer program revenue	304	216,357
Other platform revenue	8,022	29,935
Net interest income (expense):
Interest income	8,860	17,941
Warehouse interest expense	(6,786)	(11,937)
Net interest income (expense)	2,074	6,004
Total net revenues	51,120	347,795
Expenses:
Mortgage platform expenses(2)(3)	51,643	237,370
Cash offer program expenses	398	217,696
Other platform expenses(2)(3)	8,626	46,299
General and administrative expenses(2)(3)	54,203	114,794
Marketing and advertising expenses(2)(3)	11,994	49,853
Technology and product development expenses(2)(3)	45,907	70,940
Restructuring and impairment expenses(2)(3)	11,119	166,709
Total expenses	183,890	903,661
(Loss) Income from operations	(132,770)	(555,866)
Interest and other expense, net:
Other income (expense)	4,210	115
Interest and amortization on non-funding debt	(6,298)	(6,773)
Interest on Bridge Notes	—	(133,414)
Change in fair value of convertible preferred stock warrants	266	20,411
Change in fair value of bifurcated derivative	1,064	277,777
Total interest and other expenses, net	(758)	158,116
(Loss) Income before income tax expense	(133,528)	(397,750)
Income tax expense / (benefit)	1,880	1,502
Net loss	(135,408)	(399,252)
Earnings (loss) per share attributable to common stockholders (Basic)	$(1.39)	$(4.23)
Earnings (loss) per share attributable to common stockholders (Diluted)	$(1.39)	$(4.23)

__________________
(1)The components of mortgage platform revenue, net for the periods presented were as follows:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Net gain (loss) on sale of loans	29,569	(48,980)
Integrated relationship revenue (loss)	6,730	(10,791)
Changes in fair value of IRLCs and forward sale commitments	4,421	155,270
Total mortgage platform revenue, net	40,720	95,499
__________________
(2)Includes stock-based compensation expense as follows:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Mortgage platform expenses	1,729	3,450
Cash offer program expenses	—	—
Other platform expenses	345	248
General and administrative expenses	8,295	13,617
Marketing and advertising expenses	70	340
Technology and product development	1,915	2,393
Restructuring and impairment expenses	—	—
Total stock-based compensation expense	12,354	20,048
__________________
(3)Includes depreciation and amortization expense as follows:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Mortgage platform expenses	2,276	4,468
Cash offer program expenses	—	—
Other platform expenses	51	242
General and administrative expenses	1,116	2,094
Marketing and advertising expenses	39	88
Technology and product development	18,817	17,784
Restructuring and impairment expenses	—	—
Total depreciation and amortization	$22,300	$24,677

Six Months Ended June 30, 2023 as Compared to Six Months Ended June 30, 2022
Revenues
The components of our revenues for the period were:

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Revenues:
Mortgage platform revenue, net	40,720	95,499
Cash offer program revenue	304	216,357
Other platform revenue	8,022	29,935
Net interest income (expense):
Interest income	8,860	17,941
Warehouse interest expense	(6,786)	(11,937)
Net interest income	2,074	6,004
Total net revenues	51,120	347,795
Mortgage Platform Revenue, Net
Total mortgage platform revenue, net decreased $54.8 million, or 57% to $40.7 million for the six months ended June 30, 2023 compared to $95.5 million for the six months ended June 30, 2022. The decrease in total mortgage platform revenue, net was largely driven by the reduction of Funded Loan Volume. As a result of our continued focus on originating the most profitable business available to us, mortgage platform revenue, net decreased less on a percentage basis than funded loan volume because we increased the overall revenue per loan on the loans originated in the six months ended June 30, 2023 compared to the six months ended June 30, 2023. While Gain on Sale Margin remains compressed relative to levels seen in 2020 and the first quarter of 2021, during the six months ended June 30, 2023, we experienced market volatility which positively impacted our Mortgage platform revenue compared to the six months ended June 30, 2022, resulting in our Gain on Sale Margin increasing from 0.99% in the six months ended June 30, 2022 to 2.34% in the six months ended June 30, 2023. Further, net gain (loss) on sale of loans increased $78.5 million, or 160%, to a gain of $29.6 million for the six months ended June 30, 2023 compared to a loss of $49.0 million for the six months ended June 30, 2022.
The table below shows, for each specified period, average MBA 30-year fixed rate, Better’s average 30-year fixed rate and Better’s Gain on Sale Margin.

	Six Months Ended June 30,
	2023	2022
MBA Average 30-year fixed rate	6.61%	4.79%
Better Average 30-year fixed rate	6.22%	4.57%
Better Gain on Sale Margin	2.34%	0.99%
Integrated relationship revenue increased $17.5 million, or 162%, to a gain of $6.7 million for the six months ended June 30, 2023, compared to loss of $10.8 million for the six months ended June 30, 2022. The increase in integrated relationship revenue was primarily driven by the increase in the fair value of loans purchased from the integrated relationship partner due to fluctuations in interest rates and other market factors. In certain periods, such as the six months ended June 30, 2022, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. The impacts of hedging LHFS purchased from the integrated relationship partner are included within changes in fair value of IRLCs and forward sale commitments within mortgage platform revenue, net. The increase in revenue was offset by a decrease in origination fees received for originating loans on behalf of the integrated relationship partner driven by decreased loan origination volume.
Changes in the fair value of IRLCs and forward sale commitments decreased $150.8 million, or 97%, to a gain of $4.4 million for the six months ended June 30, 2023, compared to a gain of $155.3 million for the six months ended June 30, 2022. We record the fair value of our IRLCs, net of any related changes in the recorded fair value of our forward sale commitments. The decrease in the fair value of IRLCs and forward sale commitments were primarily driven by a reduction in Funded Loan Volume as hedging a smaller portfolio of loans results in a decrease to changes in the fair value of IRLCs and forward sale commitments. Additionally, increased market volatility in the six months ended June 30, 2022 resulted in higher gain from our hedging activities to offset a net loss on sale of loans and loss from integrated relationships during this period. We did not see this same market dynamics in the six months ended June 30, 2023, as we saw a positive net gain on sale of loans and gain from integrated relationships. The changes in fair value of IRLCs and forward sale commitments were also driven by increased average 30-year mortgage rates during the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Generally, as interest rates increase, the fair value of our IRLCs decrease and the fair value of our forward sale commitments increases.
Cash Offer Program Revenue
Cash offer program decreased $216.1 million or 100%, to $0.3 million for the six months ended June 30, 2023 compared to $216.4 million for the six months ended June 30, 2022. We began offering the Better Cash Offer program in the fourth quarter of 2021 and scaled the offering significantly in the first half of 2022. In the second half of 2022, revenue from the Better Cash Offer program scaled back significantly due to market conditions which softened significantly compared to the first half of 2022. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand. In 2022 we completed 405 Better Cash Offer transactions, compared to 77 Better Cash Offer transactions completed in 2021. This equated to approximately $228 million in Better Cash Offer volume in 2022, compared to $39 million in 2021, as defined by the cumulative sale revenue generated from homes transacted through the program, which was exceeded by the corresponding expenses for each of these years. For the six months ended June 30, 2023 and 2022, we completed 1 and 385 Better Cash Offer transactions, respectively, which equated to $0.3 million and $215.6 million in Better Cash Offer volume, respectively.
Other Platform Revenue
Other platform revenue decreased $21.9 million or 73.2% to $8.0 million for the six months ended June 30, 2023 compared to $29.9 million for the six months ended June 30, 2022. The decrease in other platform revenue was primarily driven by a decline in our real estate transaction volume and title insurance and settlement services due to lower mortgage volume, as our mortgage business serves as the primary lead generation source for the Better Plus businesses. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our customers with real estate agent services. We expect this to negatively impact other platform revenue going forward, as in-house agents provide higher revenue per transaction than third-party real estate agents.
Net Interest Income (Expense)—Interest Income
Interest income decreased $3.9 million, or 65% to $2.1 million for the six months ended June 30, 2023 compared to $6.0 million of the six months ended June 30, 2022. The decrease in interest income was primarily driven by the decrease in origination volume and the interest income earned on the unpaid principal balance for loans held and serviced during the interim between the origination of the loan and its sale on the secondary market.
Net Interest Income (Expense)—Warehouse Interest Expense
Warehouse interest expense decreased $5.2 million, or 43% to $6.8 million for the six months ended June 30, 2023 compared to $11.9 million for the six months ended June 30, 2022. The decrease in warehouse interest expense was primarily driven by decreased borrowings on funding facilities used in the mortgage production process to meet the decreased origination volume.
Operating Expenses
The components of our operating expenses for the period were:

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Mortgage platform expenses	51,643	237,370
Cash offer program expenses	398	217,696
Other platform expenses	8,626	46,299
General and administrative expenses	54,203	114,794
Marketing and advertising expenses	11,994	49,853
Technology and product development expenses	45,907	70,940
Restructuring and impairment expenses	11,119	166,709
Total operating expenses	183,890	903,661
Total operating expenses were $183.9 million for the six months ended June 30, 2023, a decrease of $719.8 million or 80% as compared with $903.7 million in the six months ended June 30, 2022. The decrease in total expenses were driven by reductions in Funded Loan Volume as well as reductions in headcount-related costs and other operating expenses resulting from our restructuring initiatives which commenced in December 2021 and continued throughout the six months ended June 30, 2023.
Mortgage platform expenses were $51.6 million for the six months ended June 30, 2023, a decrease of $185.7 million or 78% as compared with $237.4 million in the six months ended June 30, 2022. The decrease in mortgage platform expenses was primarily driven by reductions in Funded Loan Volume as well as reductions in headcount related expenses such as compensation and benefits including stock-based compensation. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Cash Offer program expenses were $0.4 million for the six months ended June 30, 2023, a decrease of $217.3 million or approximately 100% as compared with $217.7 million in the six months ended June 30, 2022. Cash offer program expenses primarily consist of the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer, and these costs move in line with cash offer program revenue. We began offering the Better Cash Offer program in the fourth quarter of 2021 and grew the offering significantly in the first half of 2022. Starting in the second half of 2022 and continuing in 2023, we scaled back the Better Cash Offer program significantly due to weaker market conditions. As we scaled back Better Cash Offer revenue, expenses from the Better Cash Offer program also scaled back commensurately.
Other platform expenses were $8.6 million for the six months ended June 30, 2023, a decrease of $37.7 million or 81% as compared with $46.3 million in the six months ended June 30, 2022. The decrease in other platform expenses was driven primarily by decreases in personnel related expenses such as cash compensation, related benefits, and stock-based compensation. The decreases in these expenses are due to the reduction in headcount related to our restructuring initiatives which accelerated during 2022 and continued in the first half of 2023. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
General and administrative expenses were $54.2 million for the six months ended June 30, 2023, a decrease of $60.6 million or 53% as compared with $114.8 million in the six months ended June 30, 2022. The change in general and administrative expenses was driven primarily by the reduction in headcount related to our restructuring initiatives which led to a decrease of $39.4 million in personnel related expenses such as compensation and benefits, a decrease of $5.3 million in stock-based compensation, a decrease of $1.0 million depreciation expense and a decrease of $0.5 million rent expense. The remaining decrease of $14.4 million was primarily due to decreases in legal, accounting, and other professional services. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss. The following table presents a disaggregation of our general and administrative expenses as follows:

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Compensation and benefits	27,812	67,204
Stock-based compensation	8,295	13,617
Depreciation and amortization	1,116	2,094
Rent	204	743
Legal, accounting, and other professional services	16,776	31,136
Total general and administrative expenses	54,203	114,794
Marketing and advertising expenses were $12.0 million for the six months ended June 30, 2023, a decrease of $37.9 million or 76% as compared with $49.9 million in the six months ended June 30, 2022. Substantially all of the decrease in marketing and advertising expenses was driven by decreases in customer acquisition-related expenses, as our lower origination volume resulted in less required customer acquisition spend in the aggregate.
Technology and product development expenses were $45.9 million for the six months ended June 30, 2023, a decrease of $25.0 million or 35% as compared with $70.9 million in the six months ended June 30, 2022. The decrease in technology and product development expenses was driven primarily by decreased personnel-related compensation expenses due to decreased engineering, product and data headcount. This decrease was offset by continued high costs associated with technology vendor expenses. Specifically, as of June 30, 2022, approximately 195 Better team members worked in technology and product development roles, this number was approximately 120 as of June 30, 2023. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Interest and other expense, net
The components of our Interest and other expense, net for the period were:

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Other income (expense)	4,210	115
Interest and amortization on non-funding debt	(6,298)	(6,773)
Interest on Pre-Closing Bridge Notes	—	(133,414)
Change in fair value of convertible preferred stock warrants	266	20,411
Change in fair value of bifurcated derivative	1,064	277,777
Total interest and other expense, net	(758)	158,116
Other income (expense) was a gain of $4.2 million for the six months ended June 30, 2023, a increase of $4.1 million or 3561% as compared with a gain of $0.1 million in the six months ended June 30, 2022. The increase is due to income on cash invested in short term marketable securities with maturities of 90 days or less.
Interest and amortization on non-funding debt was $6.3 million for the six months ended June 30, 2023, an decrease of $0.5 million or 7% as compared with $6.8 million in the six months ended June 30, 2022. The decrease in interest expense is due to a lower principal balance on our corporate line of credit between the periods of the six months ended June 30, 2023 and the six months ended June 30, 2022.
Interest on Pre-Closing Bridge Notes was none for the six months ended June 30, 2023, a decrease of $133.4 million or 100% as compared with $133.4 million in the six months ended June 30, 2022. The decrease is due to the discount on the Pre-Closing Bridge Notes being fully accreted up to $750.0 million by November 2022, the contractual maturity, as such there was no interest expense related to the Pre-Closing Bridge Notes notes for the six months ended June 30, 2023.
Total change in fair value of convertible preferred stock warrants was a gain of $0.3 million for the six months ended June 30, 2023, a decrease of $20.1 million or 99% as compared with a gain $20.4 million in the six months ended June 30, 2022. The change in fair value of convertible preferred stock warrants is driven by changes in the significant unobservable inputs used to determine the fair value, mainly the fair value of our preferred stock.
Total change in fair value of bifurcated derivative was a gain of $1.1 million for the six months ended June 30, 2023, a decrease of $276.7 million or 100% as compared with a gain $277.8 million in the six months ended June 30, 2022. The changes in the bifurcated derivative are largely driven by changes in the significant unobservable inputs used to determine the fair value, mainly the changes in the fair value of our preferred stock. For the six months ended June 30, 2023, the bifurcated derivative had a $1.1 million increase in value as the value of the bifurcated derivative changed from $236.6 million to $237.7 million on the consolidated balance sheets as of December 31, 2022 to June 30, 2023, respectively. For the six months ended June 30, 2022, the bifurcated derivative had $277.8 million increase in value as the value of the bifurcated derivative changed from none to $277.8 million on the consolidated balance sheets as of December 31, 2021 to June 30, 2022, respectively.
Other Changes in Financial Condition
The following table sets forth material changes to our balance sheet between June 30, 2023 and December 31, 2022:

	June 30,	December 31,	Increase/ (Decrease)
(Amounts in thousands, except share and per share amounts)	2023	2022
Assets
Cash and cash equivalents	$109,922	$317,959	$(208,037)
Mortgage loans held for sale, at fair value	290,580	248,826	41,754
Bifurcated derivative	237,667	236,603	1,064
Other combined assets	288,801	283,134	5,667
Total Assets	$926,970	$1,086,522	$(159,552)

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$146,482	$144,049	$2,433
Corporate line of credit, net	118,584	144,403	(25,819)
Accounts payable and accrued expenses	108,175	88,983	19,192
Other combined liabilities	849,697	882,907	(33,210)
Total Liabilities	1,222,938	1,260,342	(37,404)

Convertible preferred stock	436,280	436,280	—
Stockholders’Equity (Deficit)
Accumulated deficit	(1,316,823)	(1,181,415)	(135,408)
Other combined equity	584,575	571,315	13,260
Total Stockholders’ Equity (Deficit)	(732,248)	(610,100)	(122,148)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$926,970	$1,086,522	$(159,552)

Total Cash and cash equivalents decreased $208 million, or 65%, to $109.9 million at June 30, 2023 compared to $318.0 million at December 31, 2022. The decrease in Cash and cash Equivalents was largely driven by net cash used in operating and investing activities during the period. See Liquidity and Capital Resources.
Mortgage loans held for sale, at fair value increased $41.8 million, or 17%, to $291 million at June 30, 2023 compared to $248.8 million at December 31, 2022. The increase in Mortgage loans held for sale, at fair value was largely driven by higher funded loan volume at the end of the six months ended June 30, 2023 compared to the end of the year ended December 31, 2022. The increase was also driven by a higher amount of company funded loans that were held on the balance sheet between periods which are mostly made up of loans that were repurchased due standard representations and warranties.
Bifurcated derivative increased $1.1 million, or 0.4%, to $237.7 million at June 30, 2023 compared to $236.6 million at December 31, 2022. The increase in the bifurcated derivative was largely driven by changes in the significant unobservable inputs used to determine the fair value, mainly the change in the fair value of our preferred stock from December 31, 2022 to June 30, 2023. We utilize a third party to assist in the determination of fair value of the bifurcated derivative and in estimating the fair value of the bifurcated derivative, we consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for our equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy.
Loans outstanding under warehouse lines of credit increased $2.4 million, or 2%, to $146.5 million at June 30, 2023 compared to $144.0 million at December 31, 2022. The increase in loans outstanding under warehouse lines of credit was commensurate with the increase in Mortgage loans held for sale at fair value discussed above.
Corporate line of credit, net decreased $25.8 million, or 18%, to $118.6 million at June 30, 2023 compared to $144.4 million at December 31, 2022. The decrease in the Corporate line of credit, net resulted from a principal payment during the period. Subsequent to June 30, 2023, in July 2023, the Company made principal payments of $12.9 million on the Corporate Line of Credit. In August 2023, the Company paid off the remaining principal balance on its 2023 Credit Facility of $110.7 million.
Accounts payable and accrued expenses increased $19.2 million, or 22%, to $108.2 million at June 30, 2023 compared to $89.0 million at December 31, 2022. The increase in Accounts payable and accrued expenses was largely driven by an increase in the payables balances owed to vendors as a result of longer payment cycles. We are party to a number of contracts with vendors or service providers that we entered into which now are either too large and expensive for the business as it exists now, or have proven to be significantly less valuable than anticipated. See Risk Factors beginning on page 88 of the Proxy Statement/Prospectus.
Accumulated deficit increased $135.4 million, or 11%, to $1.3 billion at June 30, 2023 compared to $1.2 billion at December 31, 2022. The increase in accumulated deficit was driven by the net loss of $135.4 million generated for the six months ended June 30, 2023.
Non-GAAP Financial Measures
We report Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures that we use to supplement our financial results presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation and are not intended to be a substitute for any GAAP financial measures. These non-GAAP measures provide supplemental information that we believe helps investors better understand our business, our business model, and how we analyze our performance.
Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning and are not prepared under any comprehensive set of accounting rules or principles. Accordingly, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.
We include reconciliations of Adjusted Net Income (Loss) and Adjusted EBITDA to GAAP Net Income (Loss), their most closely comparable GAAP measure. We encourage investors and others to review our consolidated financial statements and notes thereto in their entirety included elsewhere in the Report, not to rely on any single financial measure, and to consider Adjusted Net Income (Loss) and Adjusted EBITDA only in conjunction with their respective most closely comparable GAAP financial measure.
We believe these non-GAAP financial measures are useful to investors for supplemental period-to-period comparisons of our business and understanding and evaluating our operating results for the following reasons:
•We use Adjusted Net Income (Loss) to assess our overall performance, without regard to items that are considered to be unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations;

•Adjusted EBITDA is widely used by investors and securities analyst to measure a company's operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest and amortization on non-funding debt, income tax expense, and costs that are unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations, all of which can vary substantially from company to company depending upon their financing and capital structures;
•We use Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted Net Income (Loss) and Adjusted EBITDA provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Further, although we use these non-GAAP measures to assess the financial performance of our business, these measures have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:
•Although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted Net Income (Loss) and Adjusted EBITDA exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect (i) interest expense, or the cash requirements necessary to service interest or principal payments on our non-funding debt, which reduces cash available to us; or (ii) tax accruals or tax payments that represent a reduction in cash available to us; and
•The expenses and other items that we exclude in our calculations of Adjusted Net Income (Loss) and Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from similarly-titled non-GAAP measures when they report their operating results, and we may, in the future, exclude other significant, unusual or non-recurring expenses or other items from these financial measures.
Because of these limitations, Adjusted Net Income (Loss) and Adjusted EBITDA should be considered along with other financial performance measures presented in accordance with GAAP.
Adjusted Net Income (Loss) and Adjusted EBITDA
We calculate Adjusted Net Income (Loss) as Net Income (Loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, interest on Pre-Closing Bridge Notes, and other non-recurring or non-core operational expenses.
We calculate Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for the impact of interest and amortization on non-funding debt, depreciation and amortization expense, income tax expense, interest of Pre-Closing Bridge Notes, restructuring, impairments, and other expenses, change in fair value of warrants, and change in fair value of bifurcated derivative.

The following table presents a reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted EBITDA for the periods indicated:

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Adjusted Net (Loss) Income
Net (loss) income	$(135,408)	$(399,252)
Stock-based compensation expense (1)	12,354	20,048
Change in fair value of warrants (2)	(266)	(20,411)
Change in fair value of bifurcated derivative (3)	(1,064)	(277,777)
Interest on Pre-Closing Bridge Notes	—	133,414
Restructuring, impairment, and other expenses (6)	11,119	166,709
Adjusted Net (Loss) Income	$(113,265)	$(377,269)
Adjusted EBITDA
Net (loss) income	$(135,408)	$(399,252)
Income tax expense	1,880	1,502
Depreciation and amortization expense (4)	22,300	24,677
Stock-based compensation expense (1)	12,354	20,048
Interest and amortization on non-funding debt (5)	6,298	6,773
Interest on Pre-Closing Bridge Notes (7)	—	133,414
Restructuring, impairment, and other expenses (6)	11,119	166,709
Change in fair value of warrants (2)	(266)	(20,411)
Change in fair value of bifurcated derivative (3)	(1,064)	(277,777)
Adjusted EBITDA	$(82,787)	$(344,317)
__________________
(1)Stock-based compensation represents the non-cash grant date fair value of stock-based instruments utilized to incentivize employees and consultants recognized over the applicable vesting period. This expense is a non-cash expense. We exclude this expense from our internal operating plans and measurement of financial performance (although we consider the dilutive impact to our shareholders when awarding stock-based compensation and value such awards accordingly). Tax on stock-based compensation is assessed at exercise, if applicable.
(2)Change in fair value of convertible preferred stock warrants represents change in fair value of liability-classified warrants as presented in our Consolidated Statements of Operations and Comprehensive Loss. This charge is a non-cash charge.
(3)Change in fair value of bifurcated derivative represents the change in fair value of embedded features within the Pre-Closing Bridge Notes that require bifurcation and are a separate unit of accounting. The bifurcated derivative is marked to market at each reporting date. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.
(4)Depreciation and amortization represents the loss in value of fixed and intangible assets through depreciation and amortization, respectively. These expenses are non-cash expenses, and we believe that they do not correlate to the performance of our business during the periods presented.
(5)Interest and amortization on non-funding debt represents interest and amortization on a corporate line of credit as presented in our Consolidated Statements of Operations and Comprehensive Income (Loss). Interest and amortization on non-funding debt excludes interest income from mortgage loans held for sale and warehouse interest expense on warehouse facilities, which are both core to our operations and recorded in the “total net revenues” caption of our Consolidated Statements of Operations and Comprehensive Income (Loss).
(6)For the six months ended June 30, 2023, restructuring, impairment, and other expenses are comprised of $5.3 million real estate restructuring loss, $4.8 million impairments on the Company’s property and equipment, $1.6 million employee related one-time termination benefits, $0.4 million impairments on the Company’s right-of-use asset and net of a $1.0 million gain on lease settlement. For the six months ended June 30, 2022, restructuring, impairment, and other expenses include $94.0 million employee related one-time termination benefits and $72.7 million impairments on the Company’s assets, such as the loan commitment asset, right-of-use assets, and property and equipment.
(7)Interest on Pre-Closing Bridge Notes represents the amortization of the discount recognized upon issuance of the Pre-Closing Bridge Notes which is amortized into interest expense under the effective interest method over the term of the Pre-Closing Bridge Notes. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.

Liquidity and Capital Resources
To date, our principal sources of liquidity have been borrowings through warehouse line of credit and corporate line of credit, cash flow from our operations, including sale of loans we produce and sell into the secondary market and interest income on loans held for sale, issuance of convertible debt, and the net proceeds we receive through private sales of our equity securities. We also borrow under our warehouse lines of credit (as described below) to produce loans. As of June 30, 2023, we had 3 different warehouse lines of credit in different amounts and with various maturities, with an aggregate available amount of $799.0 million. Subsequent to June 30, 2023, our warehouse lines of credit had an aggregate available amount of $424.0 million. From our inception through June 30, 2023, we completed several rounds of sales of our equity to investors representing total gross proceeds of approximately $435.2 million.
On July 27, 2023, Aurora received a notice of effectiveness from the Securities and Exchange Commission (“SEC”) and on August 11, 2023, Aurora held a special meeting of stockholders and approved the Merger with the Company. In addition, on August 10, 2023, the Company received written consent from its stockholders sufficient to approve the Business Combination and the related transactions. Upon completion of the Business Combination on August 22, 2023, or the Closing, Aurora changed its corporate name to Better Home & Finance Holding Company (“Better Home & Finance”), and its Class A Common shares began trading on The Nasdaq Global Market under the ticker symbol “BETR” on August 24, 2023. In addition, on the same day, Better Home & Finance’s warrants began trading on The Nasdaq Capital Market under the ticker symbol “BETRW.”
Gross proceeds from the Business Combination totaled approximately $567.0 million, which included funds held in Aurora’s trust account of $21.4 million, the purchase for $17.0 million by Novator Capital Sponsor Ltd., a Cyprus limited liability company (the “Sponsor”) of 1.7 million shares of Better Home & Finance Class A common stock, and $528.6 million from SB Northstar LP, a Cayman Islands exempted limited partnership (“SoftBank”) in return for issuance by Better Home & Finance of a convertible note (“Convertible Note”).
Future Capital Requirements and Ability to Continue As a Going Concern
As a result of our financial condition, we have received a report from our independent registered public accounting firm for the financial statements for the year ended December 31, 2022, that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. Management believes this uncertainty has been alleviated subsequent to June 30, 2023 with the Closing of the Merger, and receipt of the proceeds. Upon consummation of the Business Combination, we have become a publicly listed company, which has given us the ability to draw on additional funding, including the Convertible Notes, which has provided us with increased financial flexibility to execute our strategic objectives, including developing our platform and continuing to improve our technology and making strategic investments in complementary businesses, technologies or other assets. We believe that the impact on our liquidity and cash flows resulting from the receipt of the Convertible Note is sufficient to enable us to meet our obligations for at least twelve months from the date the condensed consolidated financial statements were issued and alleviate the conditions that initially raised substantial doubt about our ability to continue as a going concern.
Our ability to generate cash from operations, however, is subject to our performance, general economic conditions, industry trends and other factors. We may continue to incur net losses in future periods due to fluctuations and increases in interest rates and continued investments that we intend to make in our business (including investments to expand our product offerings). To the extent that funds from the Business Combination, including the drawdown of the Convertible Notes, combined with existing cash, cash equivalents, short-term investments and assets and operating cash flow, are insufficient to fund our future activities and requirements, we would need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing stockholders may occur.
Warehouse Lines of Credit
We fund substantially all of the loans we close on a short-term basis primarily through our warehouse lines of credit and from our operations. Loan production activities generally require short-term liquidity in excess of amounts generated by our operations. The loans we produce are financed through several warehouse lines of credit. Our borrowings are in turn generally repaid with the proceeds we receive from loan sales.
Our warehouse lines of credit are primarily in the form of master repurchase agreements and loan participation agreements. Loans financed under these facilities are generally financed at approximately 95% to 100% of the principal balance of the loan (although certain types of loans are financed at lower percentages of the principal balance of the loan), which requires us to fund the balance from cash generated from our operations. Once closed, the underlying residential loan that is held for sale is pledged as collateral for the borrowing or advance that was made under our warehouse lines of credit. In most cases, the loans will remain in one of the warehouse lines of credit for only a short time, generally less than one month, until the loans are sold. During the time the loans are held for sale, we earn interest income from the borrower on the underlying loan. This income is partially offset by the interest and fees we pay due to borrowings from the warehouse lines of credit.
As of June 30, 2023 and December 31, 2022, we had the following outstanding warehouse lines of credit:

			Amount Outstanding	Amount Outstanding
(Amounts in thousands)	Maturity	Facility Size	June 30, 2023	December 31, 2022
Funding Facility (1)	July 10, 2023	500,000	29,617	89,673
Funding Facility (2)	August 4, 2023	150,000	—	9,845
Funding Facility (3)	August 4, 2023	149,000	116,865	44,531
Total warehouse lines of credit (4)		$799,000	$146,482	$144,049
_________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $10.0 million is maintained and included in restricted cash. Subsequent to June 30, 2023, the facility was amended to decrease facility size to $100.0 million and extend maturity to August 31, 2023.
(2)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of June 30, 2023. Subsequent to June 30, 2023, the facility matured on August 4, 2023 and the Company did not extend beyond maturity.
(3)Interest charged under the facility is at the one month SOFR plus 1.60% - 1.85%. Cash collateral deposit of $3.8 million is maintained and included in restricted cash. Subsequent to June 30, 2023, the facility was amended to increase the interest to one month SOFR plus 1.60% - 2.25% and extend the maturity to September 8, 2023.
(4)Subsequent to June 30, 2023, the Company executed a new funding facility, effectively August 3, 2023, for $175.0 million which will mature on August 3, 2024. Interest charged under the facility is at the one month SOFR plus 1.75% - 3.75%.
The amount of financing advanced on each individual loan under our warehouse lines of credit, as determined by agreed-upon advance rates, may be less than the stated advance rate depending, in part, on the market value of the loans securing the financings. Each of our warehouse lines of credit allows the bank providing the funds to evaluate the market value of the loans that are serving as collateral for the borrowings or advances being made and to satisfy certain covenants, including providing information and documentation relating to the underlying loans. If the bank determines that the value of the collateral has decreased or if other conditions are not satisfied, the bank can require us to provide additional collateral or reduce the amount outstanding with respect to those loans (e.g., initiate a margin call). Our inability or unwillingness to satisfy the request could result in the termination of the facilities and possible default under our other warehouse lines of credit. In addition, a large unanticipated margin call could have a material adverse effect on our liquidity.
Our warehouse lines of credit and Corporate Line of Credit and subsequent amendments (as defined and discussed below) also generally require us to comply with certain operating and financial covenants, and the availability of funds under these facilities is subject to, among other conditions, our continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining (1) a certain minimum tangible net worth and adjusted tangible net worth, (2) minimum liquidity, (3) minimum consolidated EBITDA, (4) a maximum ratio of total liabilities or total debt to adjusted tangible net worth, (5) pre-tax net income requirements and (6) minimum cash deposits in certain deposit accounts. A breach of these covenants can result in an event of default under these facilities and as such allows the lenders to pursue certain remedies. In addition, each of these facilities includes cross default or cross acceleration provisions that could result in all facilities terminating if an event of default or acceleration of maturity occurs under any facility. As a result of our operating losses and enhanced financial requirements, we were required to amend certain of our warehouse lines and the Corporate Line of Credit. We expect that we will need to further amend or obtain waivers during 2023 in order to maintain compliance with the financial covenants applicable to certain of our warehouse lines. Our lenders are not required to grant us any such amendment, extension, forbearance or waiver and may determine not to do so. As of the date of the Report, following certain amendments, we are in full compliance with all financial covenants under these agreements. Although these financial covenants limit our liquidity through minimum cash and tangible net worth requirements, we believe that these covenants currently provide us with sufficient flexibility to operate our business and obtain the financing necessary for that purpose. For additional information regarding risks related to our warehouse lines of credit, see the section titled “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Indebtedness” in the Proxy Statement/Prospectus.
Corporate Line of Credit
To date, our principal source of non-funding debt has been our Corporate Line of Credit. As of June 30, 2023 and December 31, 2022, we had outstanding borrowings of $123.6 million and $146.4 million, respectively, under our Corporate Line of Credit, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs. We had $5.0 million and $2.0 million of unamortized warrant issuance related discount and debt issuance costs as of June 30, 2023 and December 31, 2022, respectively. Warrant issuance related discounts and debt issuance costs are recorded as a discount to the outstanding borrowings on the line of credit and are amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term of the Corporate Line of Credit using the effective interest method.
We initially entered into a loan and security agreement with certain lenders and Guggenheim Life and Annuity Company, as agent for such lenders (the “2019 Credit Facility”) in March 29, 2019 (the “2019 Credit Facility”). We have since amended the 2019 Credit Facility on March 25, 2020 when we entered into an amended and restated loan and security agreement (the “2020 Credit Facility”) with certain lenders, and Biscay GSTF III, LLC, as agent for such lenders and an entity affiliated with the previous agent.
In November 2021, we entered into an agreement (“2021 Credit Facility”) to amend the existing 2020 Credit Facility to provide for an additional revolving credit facility (“2021 Revolver”) for a maximum amount of $100 million. The 2021 Credit Facility did not change the terms of the existing borrowings under the 2020 Credit Facility and only made new funds available for use but the conditions to borrowing under the 2021 Revolver were not satisfied and no amounts were borrowed before its termination as further described below.
Under the terms of the 2021 Credit Facility, we were required to comply with certain customary affirmative and negative covenants, including covenants limiting our ability to, among other things, dispose of assets, change business, management or business location, consummate a change in control, effect certain mergers, incur indebtedness, grant liens, pay dividends and distributions, make investments and acquisitions, and enter into transactions with affiliates, in each case, subject to customary exceptions. If we fail to achieve a certain level of gross revenue on a trailing twelve month basis in each quarter ended on or after December 31, 2021, we would be required to make amortization payments to repay the full principal amount of term loans then outstanding under the 2021 Credit Facility in twelve equal monthly installments.
We did not meet the minimum revenue thresholds on a trailing twelve month basis under the 2021 Credit Facility and as such we were contractually required to begin repayment in January 2023 through November 2023. We were in communication with the lender prior to triggering the repayment and in February 2023, we entered into an amendment to the 2021 Corporate Line of Credit pursuant to a first amendment to a loan and security agreement (the “2023 Credit Facility” and, as so amended, the “Corporate Line of Credit”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together, the “Lender”) to amend the 2021 Credit Facility. In the six months ended June 30, 2023, we paid down $22.8 million, leaving $123.6 million owed in principal balance on the facility as of June 30, 2023. The terms of the 2023 Credit Facility grant relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility splits the principal balance of into two tranches: an asset-based tranche in the initial amount of $96.7 million (“Tranche AB”) and a corporate tranche in the initial amount of $26.9 million

(“Tranche C”). Tranche AB is backed by assets that the Company has pledged, mainly loans held for sale that we fully own, while Tranche C is secured by all assets of Better HoldCo and certain subsidiaries, other than Better Mortgage Company and assets of foreign subsidiaries. Tranche AB has a fixed interest rate of 8.5% and Tranche C has a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%. Tranche AB will be repaid with proceeds from sales of pledged assets. We are required to repay the Corporate Line of Credit, beginning with Tranche C in July 2023 in an amount of $5.0 million per month if we obtain commitments to raise $250.0 million in equity or subordinated debt by such repayment date and an additional $200.0 million in equity or subordinated debt by June 2024, subject to certain exceptions. If we do not obtain commitments to raise equity or debt by such dates, the repayment amount will be $12.5 million per month, which we began to repay in July 2023. The maturity date of the Corporate Line of Credit will be 45 days after the Closing of the Business Combination, subject to certain exceptions. As of June 30, 2023, we had outstanding borrowings under the 2023 Credit Facility, net of debt issuance costs, of $118.6 million.
Subsequent to June 30, 2023, in July 2023, the Company made principal payments of $12.9 million on the Corporate Line of Credit. In August 2023, the Company repaid the remaining principal balance on its 2023 Credit Facility of $110.7 million before the closing of the Business Combination. The August 2023 repayment of $110.7 million consisted of $98.4 million that was remitted directly to the Lender from the sale of pledged Company funded LHFS, a security deposit of $7.0 million that was in escrow, and an additional cash payment of $5.4 million. As the Company repaid the 2023 Credit Facility in full earlier than what was contractually required, the Company paid a make-whole amount that represents minimum interest for the Lender of $4.5 million.
Pre-Closing Bridge Notes
On November 30, 2021, along with SoftBank and the Sponsor, we entered into a convertible bridge note purchase agreement (the “Pre-Closing Bridge Note Purchase Agreement”) with Aurora. Under the Pre-Closing Bridge Note Purchase Agreement, we issued $750.0 million of Pre-Closing Bridge Notes that convert to Pre-Closing Bridge Conversion Shares in connection with the closing of the Merger, with SoftBank and the Sponsor funding $650.0 million and $100.0 million respectively, of such Pre-Closing Bridge Financing. As of December 31, 2021, we had issued and received proceeds of $750.0 million of Pre-Closing Bridge Financing. As of both June 30, 2023 and December 31, 2022 the Pre-Closing Bridge Notes had a carrying value of $750.0 million, and are included on the consolidated balance sheets. The Pre-Closing Bridge Notes had an original maturity date of December 2, 2022, and carry a zero percent coupon interest rate.
The Pre-Closing Bridge Notes are not repayable in cash and include various conversion features. Under the terms of the Pre-Closing Bridge Note Purchase Agreement, immediately prior to the closing of the Second Merger, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of Pre-Closing Bridge Conversion Shares, based on a conversion ratio of $10.00 of principal amount payable on a Pre-Closing Bridge Note at the time of conversion to one share of Pre-Closing Bridge Conversion Shares.
Since the maturity date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Better Home & Finance Class A common stock. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and Better has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. Better and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. As the Pre-Closing Bridge Notes have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt and as such are classified as debt in the consolidated balance sheets.
As of June 30, 2023, SoftBank’s Pre-Closing Bridge Note had not yet been converted or otherwise deferred. Subsequent to June 30, 2023, under the terms of the Pre-Closing Bridge Note Purchase Agreement, immediately prior to the closing of the Second Merger, the Pre-Closing Bridge Notes held by SoftBank were automatically assumed by Aurora and the outstanding principal amount of $650.0 million automatically converted into shares of Class A Common Stock and Class C Common Stock of Better Home & Finance.
First Novator Letter Agreement—On August 26, 2022, Aurora, the Company and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of the Company’s Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of the Company and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for the Company’s preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of the Company. As the extended maturity date has passed and the Merger has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the maturity extension under the First Novator Letter Agreement.
Deferral Letter Agreement—On February 7, 2023, the Company and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.
Second Novator Letter Agreement—On February 7, 2023, Aurora, the Company and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of the Company’s preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of the Company. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
Conversion and Exchange of Pre-Closing Bridge Notes—Subsequent to June 30, 2023, in connection with the Closing of the Merger, the Pre-Closing Bridge Notes held by SoftBank in an aggregate principal amount of $650.0 million automatically converted into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock at a conversion price of $10.00 per share (the “Bridge Note Conversion”). In connection with the Bridge Note Conversion, the Company issued an aggregate 65.0 million shares of Better Home & Finance Class A common stock to SoftBank.
In addition, pursuant to the Second Novator Letter Agreement and Novator Exchange Agreement, the Pre-Closing Bridge Notes held by the Sponsor in an aggregate principal amount of $100.0 million were exchanged for 40.0 million shares of Better Home & Finance Class A common stock (the “Bridge Note Exchange”).
Issuance of Convertible Notes—Subsequent to June 30, 2023, the Company issued to SoftBank senior subordinated convertible notes in the aggregate principal amount of $528.6 million (the “Convertible Notes”) pursuant to an Indenture, dated as of August 22, 2023 (the “Indenture”). The Convertible Notes bear 1% interest per annum and mature on August 22, 2028, unless earlier converted or redeemed.

The Convertible Notes are convertible, at the option of SoftBank, into shares of the Company’s Class A common stock, with an initial conversion rate per $1,000 principal amount of Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the First Anniversary VWAP (as defined in the Indenture), subject to adjustments as described therein. The Indenture provides that the First Anniversary VWAP may be no less than $8.00 and no greater than $12.00, subject to adjustments as described therein. The Convertible Notes may be redeemed at the option of the Company at a redemption price of 115% of par plus accrued interest in cash, at any time on or before the 30th trading day prior to the maturity date of the Convertible Notes if the last reported sale price of the Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during the 30 trading day period ending on, and including, the trading day immediately preceding the date of notice of optional redemption.
The Convertible Notes permit the Company to designate up to $150 million of indebtedness that is senior to the Convertible Notes, in addition to certain other customary exceptions. In addition, the Indenture requires that if a domestic subsidiary of the Company guarantees other senior indebtedness of the Company, such subsidiary would also be required to guarantee the notes, subject to certain exceptions for non-profit subsidiaries and regulated mortgage origination subsidiaries.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
(in thousands)	2023	2022
Net cash (used in) provided by operating activities	$(142,702)	$903,501
Net cash (used in) provided by investing activities	$(42,635)	$(29,172)
Net cash (used in) provided by financing activities	$(25,486)	$(1,292,225)
Six Months Ended June 30, 2023 as Compared to Six Months Ended June 30, 2022
Operating Activities
Net cash used by operating activities was $142.7 million for the six months ended June 30, 2023, a decrease of $1,046.2 million, or 116%, compared to net cash provided by operating activities of $903.5 million for the six months ended June 30, 2022. Cash used by operating activities primarily consisted of originations of mortgage loans held for sale in excess of proceeds from sales of mortgage loans held for sale, net losses, and adjustments for non-cash changes in fair value of bifurcated derivative. Cash used by operating activities was offset by changes in fair value of mortgage loans held for sale. The net cash provided by operating activities in the six months ended June 30, 2022, primarily reflects the proceeds from sales of mortgage loans in excess of new originations, which this trend reversed during the six months ended June 30, 2023.
Investing Activities
Net cash used in investing activities was $42.6 million for the six months ended June 30, 2023, an increase of $13.5 million, or 46%, compared to net cash used in investing activities of $29.2 million for the six months ended June 30, 2022. The increase in cash used in investing activities primarily consist of the acquisition of businesses and purchase of short-term investments. The increase in cash used in investing activities was offset by a reduction in cash used for additions to our internal use software when compared to the six months ended June 30, 2022 as we have looked to reduce cash burn we have also reduced certain investments in internal use software not deemed critical.
Financing Activities
Net cash used in financing activities was $25.5 million for the six months ended June 30, 2023, a decrease of $1,266.7 million, or 98%, compared to net cash used by financing activities of $1,292.2 million for the six months ended June 30, 2022. The change in cash used in financing activities was primarily driven by repayments on our warehouse lines of credit in excess of borrowings on our warehouse lines of credit which was significant during the six months ended June 30, 2022 as the volume of loan originations was much higher during that period. Cash used in financing activities during the six months ended June 30, 2023 was primarily driven by repayments of principal on our Corporate Line of Credit and outflows for debt issuance costs related to amending the facility and entering into the 2023 Credit Facility.
Material Cash Requirements
Corporate Line of Credit
In February 2023, we amended our Corporate Line of Credit and entered into the 2023 Credit Facility which granted relief from the acceleration of payments under the minimum revenue triggers of the 2021 Credit Facility as discussed in the sections above. As part of the amendment we paid down $20.0 million in principal balance and as of June 30, 2023 we had an outstanding balance, net of debt issuance costs, of $118.6 million. Subsequent to June 30, 2023, in July 2023, the Company made principal payments of $12.9 million on the Corporate Line of Credit. In August 2023, the Company paid off the remaining principal balance on its 2023 Credit Facility of $110.7 million.
Operating lease commitments
While we have many small offices across the country for licensing purposes, we lease significant office space under operating leases with various expiration dates through June 2030 in New York, California, North Carolina, India, and in the United Kingdom. For the six months ended June 30, 2023 and 2022 our operating lease costs were $8.0 million and $11.1 million, respectively.
Due to the reduced headcount, we also began to reduce our real estate footprint. We have impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where we are unable to terminate or amend the lease with the landlord remain on the balance sheet under operating lease liabilities. In February 2023, we entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. We had a right-of-use asset and operating lease liability of $13.0 million related to the office space and as part of the amendment we paid $4.7 million in cash to the third party. The amendment relieves us of the primary obligation under the original lease and is considered a termination of the original lease and as such we have removed the related right-of-use asset and lease liability from our balance sheet as of June 30, 2023. As of June 30, 2023 and December 31, 2022, we had lease liabilities of $35.9 million and $60.0 million, respectively.
Other Cash Requirements
We also have contractual obligations that are short-term, including:
Repurchase and indemnification obligations
In the ordinary course of business, we are exposed to liability under representations and warranties made to purchasers of loans or MSRs. Under certain circumstances, we may be required to repurchase loans, replace the loan with a substitute loan and/or indemnify secondary market purchasers of such loans for losses incurred.
We also may be subject to claims by purchasers for repayment of all or a portion of the premium we receive from such purchaser on the sale of certain loans or MSRs if such loans or MSRs are repaid in their entirety within a specified time period after the sale of the loan.
Interest rate lock commitments and forward sale commitments
We enter into IRLCs to produce loans at specified interest rates and within a specified period of time with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. IRLCs are binding agreements to lend to a customer at a specified interest rate within a specified period of time as long as there is no violation of conditions established in the contract.

In addition, we enter into forward sales commitment contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at a specified price on or before a specified date. These contracts are loan sale agreements in which we commit to deliver a mortgage loan of a specified principal amount and quality to a loan purchaser.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as defined in Item 303 of Regulation S-K that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures about Market Risk
In the normal course of business, we are subject to a variety of risks which can affect our operations and potential to again achieve profitability. We broadly define these areas of risk as interest rate risk, credit risk, prepayment risk, inflation risk, counterparty risk, and foreign currency exchange risk.
Interest Rate Risk
We are subject to interest rate risk, which impacts our production volume and associated revenue, IRLCs and LHFS valuations, and the net interest margin derived from our funding facilities. We anticipate that interest rates will remain our primary market risk for the foreseeable future.
More specifically, similar to other mortgage companies, our business performance, Funded Loan Volume and Gain on Sale Margin are negatively correlated with changes in interest rates. As interest rates rise, the population of customers who can save money by refinancing, because their existing mortgage rate is higher than current mortgage rates, declines. This creates a supply-demand imbalance where mortgage lenders are competing for fewer customers and become increasingly price competitive to win customers, thereby accepting lower potential gain on sale margin. This competition manifests in industry-wide gain on sale margin compression. Additionally, we see our Gain on Sale Margin compress further at marginally higher volumes.
In addition, changes in interest rates affect our assets and liabilities measured at fair value, including LHFS, IRLCs, MSR value and hedging arrangements. As interest rates decline, our LHFS and IRLCs generally increase in value while our hedging instruments utilized to hedge against interest rate risk decrease in value, and vice versa.
Our LHFS, which are held awaiting sale into the secondary market, and our IRLCs, which represent an agreement to extend credit to a potential customer whereby the interest rate on the loan is set prior to funding, as well as MSRs, to the extent held, are impacted by changes in interest rates from the date of the commitment through the sale of the loan into the secondary market. Accordingly, we are exposed to interest rate risk and related price risk during the period from the date of the lock commitment through (i) the lock commitment cancellation or expiration date or (ii) the date of sale into the secondary mortgage market. Our average holding period of the loan from funding to sale was approximately 23 days during the six months ended June 30, 2023.
Interest rate risk also occurs in periods where changes in short-term interest rates result in loans being produced with terms that provide a smaller interest rate spread above the financing terms of our warehouse lines of credit, which can negatively impact its net interest income.
We manage the interest rate risk associated with our outstanding IRLCs, LHFS and servicing rights by entering into hedging instruments. Management expects these hedging instruments will experience changes in their fair value opposite to changes in the fair value of the IRLCs and LHFS, thereby reducing earnings volatility. We design our hedging strategy to maximize effectiveness and minimize basis risk, which is the risk that the hedging instrument’s price does not move in parallel with the increase or decrease in the market price of the hedged financial instrument. See the section titled “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates, which could lead to a decrease in our earnings” in the Proxy Statement/Prospectus.

As of June 30, 2023 and December 31, 2022 we were exposed to interest rate risk on $0.3 billion and $0.2 billion, respectively, of LHFS as well as $0.5 million and $1.5 million, respectively, of net IRLCs in our consolidated balance sheets. As of June 30, 2023, a hypothetical decrease in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $3.0 million, $5.5 million, and $9.3 million increase, respectively, in the combined fair value of our LHFS and IRLCs. As of June 30, 2023, a hypothetical increase in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $3.4 million, $7.1 million, and $15.5 million decrease, respectively, in the combined fair value of our LHFS and IRLCs. As of December 31, 2022, a hypothetical decrease in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $5.1 million, $9.8 million, and $17.2 million increase, respectively, in the combined fair value of our LHFS and IRLCs. As of December 31, 2022, a hypothetical increase in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $5.6 million, $11.4 million, and $23.8 million decrease, respectively, in the combined fair value of our LHFS and IRLCs. The interest rate sensitivity ranges presented here are to show a realistic representation of potential short term changes in interest rates, compared to the maximum daily change in 30-year mortgage interest rates over the last six years of approximately 30 basis points according to data from Optimal Blue, and the maximum weekly change in interest rates over the last 30 years of approximately 55 basis points according to data from Freddie Mac.
Credit Risk
We are subject to credit risk, which is the risk of default that results from a borrower’s inability or unwillingness to make contractually required mortgage payments. We attempt to mitigate this risk through stringent underwriting standards, post-closing procedures and retention of subservicing agents to monitor loan performance. In the six months ended June 30, 2023, our average customer had, approximately, an average loan balance of $365,604, age of 39, FICO score of 759, and annual household income of $161,311. We also aim to sell loans into the secondary market shortly after production, although we are also subject to credit risk with regard to the counterparties involved in the derivative transactions and revenues from servicing regarding loans sold on the secondary market.
Better's origination volume largely conforms to GSE standards, specifically those of Fannie Mae and Freddie Mac, which have specific loan to value requirements. Freddie Mac's guidelines provide that the maximum loan to value for a conforming purchase in non-cash out refinance mortgages is 95% for a one-unit primary residence. In the six months ended June 30, 2023 and the year ended December 31, 2022, 96% and 94%, respectively, of Better's loans conformed to GSE standards.
Generally, all loans sold into the secondary market are sold with limited recourse. For such loans, our credit risk is limited to repurchase obligations due to fraud or production defects. For loans that were repurchased or not sold in the secondary market, we are subject to credit risk to the extent a borrower defaults and the proceeds upon ultimate foreclosure and liquidation of the property are insufficient to cover the amount of the mortgage plus expenses incurred. We believe that this risk is mitigated through the implementation of stringent underwriting standards, strong fraud detection tools, and technology designed to comply with applicable laws and our standards.
Prepayment Risk
Prepayment risk is affected by interest rates (and their inherent risk) and borrowers’ actions relative to their underlying loans. To the extent that the actual prepayment speed on the loans underlying our servicing rights differs from what we projected when we initially recognized them and when we measured fair value as of the end of each reporting period, the carrying value of our investment in servicing rights will be affected. In general, an increase in prepayment expectations will decrease our estimates of the fair value of the servicing right, thereby reducing expected servicing income. We monitor the servicing portfolio to identify potential refinancings and the impact that would have on associated servicing rights.
Inflation Risk
Almost all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors will influence our performance more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Additionally, our financial statements are prepared in accordance with

GAAP and our activities and balance sheet are measured with reference to historical cost and/or fair value without considering inflation.
Counterparty Risk
We are subject to risk that arises from our financing facilities and interest rate risk hedging activities. These activities generally involve an exchange of obligations with unaffiliated banks or companies, referred to in such transactions as “counterparties.” If a counterparty were to default, we could potentially be exposed to financial loss if such counterparty were unable to meet its obligations to us. We manage this risk by selecting only counterparties that we believe to be financially strong, spreading the risk among many such counterparties, placing contractual limits on the amount of unsecured credit extended to any single counterparty, and entering into netting agreements with the counterparties as appropriate.
Foreign Currency Exchange Risk
Through June 30, 2023, the majority of our revenue from customer arrangements has been denominated in U.S. dollars as we have limited revenue generating operations outside the United States. Our foreign currency operations include a non-operating service entity with an India Rupee functional currency as well as several operating entities resulting from acquisitions in the United Kingdom with the British pound sterling as the functional currency. We have focused on our expansion in the United Kingdom and expect our operations to make up a greater portion of revenue or costs in the near future. Activity in Indian Rupees and British pound sterling are not currently considered material by our management, given the majority of our revenue and costs are generated in the United States. Accordingly, we believe we do not currently have a material exposure to foreign currency exchange risk. In the future however, we expect our exposure to foreign currency exchange risk to increase in relation to the British pound sterling as we have acquired additional entities in the United Kingdom in January 2023 and in April 2023, as mentioned elsewhere in this exhibit.
Critical Accounting Policies and Estimates
Discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with GAAP. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Our significant accounting policies are described in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in the Report. We believe that the accounting policies described below reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity and are based on management’s best estimates. Our management evaluates our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.
Loans Held for Sale, at Fair Value
We sell our loans held for sale to secondary market loan purchasers. These loans can be sold in one of two ways: (1) servicing released or (2) servicing retained. If a loan is sold servicing released, we have sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, we have sold the loan and kept the servicing rights, and thus we are responsible for collecting monthly principal and interest payments and performing certain escrow services for the Loan Purchaser. The Loan Purchaser, in turn, pays a fee for these services.
Other than in periods of market dislocation, we generally aim to sell all of our loans servicing released. For loans sold servicing retained, we engage a third-party sub-servicer to collect monthly payments and perform associated services.

Loans held for sale include residential loans produced for sale through our loan lender subsidiary, Better Mortgage Corporation. We elect the fair value option, in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic ("ASC") 825—Financial Instruments, for all loans held for sale with changes in fair value recorded in Mortgage platform revenue, net. Our management believes that the election of the fair value option for loans held for sale improves financial reporting by presenting the most relevant market indication of loans held for sale. The fair value of loans held for sale is based on market prices and yields, at period end, in normal outlets used by us. We account for the gains or losses resulting from sales of loans based on the guidance of ASC 860-20—Sales of Financial Assets. At the time of funding, we recognize the loan held for sale on our consolidated balance sheet at fair value with subsequent changes in fair value recorded as gains and losses on our consolidated statement of operations until the loan is sold to the Loan Purchaser. Interest income on loans held for sale is calculated based upon the note rate of the loan. Loan production fees and certain other fees are expensed as incurred, or at the time of funding for the respective loan.
Loans held for sale are considered sold when we surrender control over the loans. Control is considered to have been surrendered when all of the following have been satisfied: the transferred loans have been isolated from us, beyond the reach of us and our creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. We typically consider the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Derivatives and Hedging Activities
We enter into IRLCs to originate mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value recorded in current period earnings. The fair value of IRLCs are measured based on the value of the underlying mortgage loan, quoted MBS prices, estimates of the fair value of the mortgage servicing rights, and adjusted by the estimated loan funding probability, or “pull-through factor.” Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. Movements in interest rates can pose a risk to us in either a rising or declining interest rate environment. Additionally, when interest rates rise, loans held for sale and any applications in process with IRLCs decrease in value.
We manage our exposure to movements in interest rates by entering into forward sales commitment contracts for the sale of our mortgage loans held for sale or mortgage loans in the pipeline. These contracts are loan sales agreements in which we commit in principle to delivering a mortgage loan of a specified principal amount and quality to a loan purchaser at a specified price on or before a specified date. Generally, the price the loan purchaser will pay us is agreed upon prior to the loan being funded (i.e., on the same day we commit to lend funds to a potential borrower). The fair value of forward sales commitments are determined based on quoted prices for similar instruments, dealer quotes, and pricing models that are primarily sensitive to market observable data. Under the majority of the forward sales commitment contracts, if we fail to deliver the agreed-upon mortgage loans by the specified date, we must pay a “pair-off” fee to compensate the loan purchaser. We enter into forward sales commitment contracts with counterparties under Master Securities Forward Transaction Agreements ("MSFTAs"), which contain a legal right to offset amounts due to and from the same counter party and can be settled on a net basis. Our forward sale commitments are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value recorded in current period earnings. We do not utilize any other derivative instruments to manage risk.
Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized based on management’s consideration of all positive and contradictory evidence available. We evaluate uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement.
On a quarterly basis, our quarterly tax provision, and estimate of our annual effective tax rate, is subject to variation due to several factors, including the ability to accurately predict our pre-tax income or loss and the mix of earnings among various tax jurisdictions. Increases or decreases in projected pre-tax income would lead to increases or decreases in our estimated annual effective tax rate and quarterly tax provision.
Stock-Based Compensation
We account for stock-based compensation in accordance with ASC Topic 718, “Compensation—Stock Compensation.” We calculate the fair value of stock options on the date of grant using the Black-Scholes option-pricing model, and the expense is recognized over the requisite service period for awards expected to vest using the straight-line method. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of our stock on the date of grant. The requisite service period for stock options is generally four years.
Because there has historically been no public market for our common stock, the fair value of our equity has historically been approved by our board of directors thereof as of the date stock-based awards were granted. In estimating the fair value of our common stock, we use the assistance of a third-party valuation specialist and consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. We believe the combination of these factors provides an appropriate estimate of our expected fair value and reflects the best estimate of the fair value of our common stock at each grant date.
Other Fair Value Measurements
Other critical accounting estimates include the valuation of our convertible preferred stock warrants and the bifurcated derivative. Our convertible preferred stock warrants are measured at fair value on a recurring basis, with the corresponding gain or loss included within change in fair value of convertible preferred stock warrants in the consolidated statements of operations and comprehensive income (loss). The convertible preferred stock warrants are valued using the Black-Scholes option-pricing model to estimate the fair value at the issuance date and at each subsequent reporting date, which is based on significant inputs not observable in the market representing a level 3 measurement within the fair value hierarchy.
The bifurcated derivative is an embedded feature in our Pre-Closing Bridge Notes that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. We utilize a third party to assist in the determination of fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, we consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for our equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy.
Recent Accounting Pronouncements
See “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included with the Report, for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this exhibit.

Emerging Growth Company Status
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. We had elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Better’s consolidated revenues were below $1.235 billion for the year ended December 31, 2022. As a result, Better Home & Finance qualifies as an emerging growth company and is eligible for relief from regulatory requirements provided to emerging growth companies.